Exhibit 99.2
The Form 8-K of the Company filed on July 10, 2007 contains forward-looking statements based on Sangamo’s and Sigma-Aldrich’s current expectations. These forward-looking statements include, without limitation, references to potential revenue and other benefits to Sangamo under the License Agreement and development and commercialization of licensed products. Actual results may differ materially from these forward-looking statements due to a number of factors, including those set forth below and set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.
UNCERTAINTIES AND RISKS RELATING TO THE PERFORMANCE OF THE LICENSE AGREEMENT MAY CAUSE THE BENEFITS UNDER SUCH AGREEMENT TO BE LIMITED.
Pursuant to the License Agreement dated July 10, 2007 between Sangamo BioSciences, Inc. (“Sangamo”) and Sigma-Aldrich Corporation (“Sigma”), Sangamo and Sigma will collaborate in the application and development of ZFP-based products for broad use in the laboratory research reagents markets. The License Agreement provides Sigma with access to Sangamo’s proprietary zinc finger DNA-binding protein (“ZFP”) technology and the exclusive right to use Sangamo’s ZFP technology to develop and commercialize products for use as research reagents and to offer services in related research fields. In addition to the upfront payment of $13.5 million to Sangamo under the License Agreement, Sangamo may receive additional license fees, shared sublicensing revenues, royalty payments and milestone payments depending on the success of the development and commercialization of the licensed products and services. The commercial milestones and royalties are based upon net sales of licensed products. The Company believes the last commercial milestone payment will not be received before 2011. Royalties for all licensed products will continue for the life of licensed patents. Sangamo can not be certain that Sigma and Sangamo will succeed in the development of commercially viable products in these fields of use, and there is no guarantee that Sangamo and Sigma will achieve the milestones set forth in the License Agreement. To the extent Sangamo and Sigma do not succeed in developing and commercializing products or if Sangamo and Sigma fail to achieve such milestones, Sangamo’s revenues and benefits under the License Agreement will be limited. In addition, the License Agreement may be terminated by Sigma at any time by providing Sangamo with a 90-day notice. In the event Sigma decides to terminate the License Agreement, Sangamo’s ability to generate the revenue under the License Agreement will cease.